                                 Exhibit 4(a)

                      SHARED MEDICAL SYSTEMS CORPORATION

                         Employee Stock Purchase Plan
                (As Amended and Restated as of January 1, 1999)

     1.  Purpose of the Plan. The purpose of the Employee Stock Purchase Plan
         -------------------
(the "Plan") is to provide an opportunity for eligible employees of Shared Medical Systems Corporation (the "Company") and any Participating Subsidiary of the Company to obtain an ownership interest in the Company through purchases of common stock by payroll deductions. The term "Participating Subsidiary" shall mean any corporation of which the Company is the owner of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote. During the period when the Plan is in effect, the Custodian shall purchase shares of Company common stock ("Shares") on the open market and allocate them to participating employees at 85% of the average price it paid for them.

     2.  Term of the Plan.  The operation of this Plan shall commence on
         -----------------
the date fixed by the Company and shall continue in effect until terminated by the Company pursuant to Section 17 hereof.

     3.  Custodian.  The Company shall be the Custodian for the Plan, unless
         ----------
the Company shall in its discretion select a bank, transfer agent or other appropriate third party to be the Custodian.

     4.  Eligibility Requirements.  Any full-time employee of the Company
         -------------------------
or of any Participating Subsidiary, and any part-time employee of the Company or of any Participating Subsidiary who has completed at least one calendar year of service and is regularly scheduled to work at least 20 hours per week, shall be eligible to participate in the Plan. An eligible employee may join the Plan at the beginning of any month, provided that he has properly completed, executed and returned to the Company an authorization for payroll deductions, on the form provided by the Company, by the last regular Company working day of the preceding month, or such later date as shall be specified by the Company.

     5.  Payroll Deduction.  Each eligible employee participating in the Plan
         ------------------
shall specify (on the form provided by the Company) a payroll deduction of a designated dollar amount per pay period (not exceeding an amount equal to 10% of such participant's gross compensation) or a percentage of such participant's gross compensation of between 1% and 10% (in whole percentages only); provided, however, that each payroll deduction shall be rounded down to the last whole dollar amount, and further provided that the minimum amount that may be deducted is $5.00 per pay period. An employee participating in the Plan may increase or decrease the amount to be deducted from his compensation as of the January 1, April 1, July 1, or October 1 of any year for which the Plan is in effect by submitting a form provided by the Company for such purpose by the last regular Company working day of the preceding month, or such later date as shall be specified by the Company.

     6.  Stock Purchase Accounts.  The Custodian shall establish and maintain
         ------------------------
a stock purchase account in the name of each participating employee. Each amount deducted from a participating employee's paycheck shall be credited to such employee's stock purchase account. No interest will be paid on any amounts in any stock purchase accounts. Funds deducted from participants' paychecks and credited to participants' stock purchase accounts shall be applied by the Custodian to the purchase of Shares described in Section 8. Dividends on shares credited to a participant's account shall, unless otherwise directed in writing by a participant, also be applied by the Custodian to such purchase of Shares.

     7.  Company and Participating Subsidiary Contributions.  For each month
         ---------------------------------------------------
that the Plan is in effect, the Company and each Participating Subsidiary shall pay the Custodian amounts, which when combined with funds received by the Custodian through payroll deductions (and reinvested dividends) from employees of the Company and each Participating Subsidiary, will be sufficient to enable the Custodian to make the acquisitions of Shares described in Section 8. The Company and the Participating Subsidiaries shall make such payments for any month as the funds are required by the Custodian.

     8.  Acquisitions of Shares by the Custodian.  Promptly after the end of
         ----------------------------------------
each month that the Plan is in effect, the Company shall prepare and transmit to the Custodian an indication of the aggregate amount of payroll deductions made during that month. Within 10 days after the receipt of such information (generally on the fifth working day of a month), the Custodian shall acquire Shares on the open market having an aggregate price equal to 117.6% (100/85) of the amount of payroll deductions (and any available dividends being reinvested).

     9.  Allocation of Shares.  As soon as administratively feasible after
         ---------------------
the date of purchase, each employee shall be entitled to have allocated to his account a number of full and fractional Shares determined by dividing the amount of cash in his account by 85% of the average price of the Shares for such month (as defined in Section 10). The employee's account will be debited for 85% of the price of said Shares. The Shares allocated to participant accounts shall be delivered in book entry form, provided, however, that a participant may request a certificate for shares credited to his or her account, upon such terms and conditions as shall be established by the Company.

     10. Average Price of Shares.  For purposes of making the allocation of
         ------------------------
Shares described in Section 9, the average price of the Shares for any month shall be the average price paid for all Shares acquired by the Custodian for such month.

     11.  Withdrawal from the Plan.  Any participating employee who, for any
          -------------------------
reason, ceases to be a full-time employee of the Company or any Participating Subsidiary shall be deemed to have withdrawn from the Plan as of the first day of the following month. In addition, any other participating employee may voluntarily withdraw from the Plan as of the first day of any month by written notice to the Company by the last regular Company working day of the preceding month, or such later date as shall be specified by the Company. An employee who has voluntarily withdrawn from the Plan may not thereafter re-join the Plan until the expiration of 12 calendar months from the date of his withdrawal.

          Upon a participant's withdrawal from the Plan, any funds in the participant's account shall be retained and applied in accordance with Sections 6 and 8, and the participant or his or her beneficiary shall thereafter be entitled to the shares credited to the participant's account. A certificate for the whole shares in the account shall be delivered to the employee or his or her beneficiary along with a check representing the fair market value of any fractional shares in the account.

     12.  Administration of the Plan.  Except to the extent that
          ---------------------------
responsibilities may be delegated to and assumed by a Custodian other than the Company, the Plan shall be administered by the Chief Financial Officer of the Company. His determinations as to any questions which may arise with respect to the interpretation of the provisions of the Plan shall be final, and he may prescribe such rules as he deems necessary to effectuate the provisions of the Plan. The Chief Financial Officer shall receive no additional compensation for serving as administrator of the Plan.

     13.  Expenses.  Brokerage expenses for purchases by the Custodian, the
          ---------
charges of a Custodian other than the Company, and all costs of maintaining records and executing transfers under the plan will be borne by the Company. (In the event participants sell their shares through a third party custodian's brokerage service or through any other third party broker, the brokerage expenses for such sales will be borne by the participants.)

     14.  Withholding Taxes.  All taxes subject to withholding payable with
          ------------------
respect to Company and Participating Subsidiary contributions under the Plan will be deducted from the balance of participating employees' salaries and will not reduce such contributions hereunder.

     15.  Statement of Account.  As soon as practicable after the close of
          ---------------------
December 31 of each year that the Plan is in effect, the Custodian shall distribute to each participating employee an annual statement of his account. The Custodian may also distribute quarterly or monthly statements if so directed by the Company. Such statements shall set forth as of the end of each month during such period (i) the amount in the account at the beginning of the month and the amount of employee contributions for the month; and (ii) the amount debited to the account at the end of the month for the purchase of Shares, the number of Shares purchased for the account for the month and the purchase price.

     16.  Government Regulations.  The Plan and the transactions with respect
          -----------------------
to the Company's common stock pursuant thereto are subject to all applicable rules and regulations of state and federal law and to such approval of governmental agencies as may be required.

     17.  Termination or Amendment of the Plan.  The Company may terminate
          --------------------------------------
or amend the Plan effective as of the first day of any month, provided that no such termination or amendment shall impair the rights of any participating employee under the Plan to receive any Shares which have been allocated to his account, together with the amount of any payroll deductions which have not been applied to the purchase of shares. Upon termination of the Plan, any cash or Shares remaining in the possession of the Custodian after satisfaction of the above rights of participating employees shall belong to the Company.